UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 6, 2007

SYNTROLEUM CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (918) 592-7900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

Pursuant to a Retirement Agreement dated February 7, 2007, Mr. Larry J. Weick retired as Senior Vice President of Business Development of Syntroleum Corporation (the “Company”), effective February 14, 2007.

On February 6, 2007, the Nominating and Compensation Committee of the Company approved salary increases for John B. Holmes, Jr., the Chief Executive Officer and President of the Company, Edward G. Roth, Executive Vice President-Engineering and Technology of the Company, Greg G. Jenkins, Executive Vice President of Finance and Business Development and Chief Financial Officer of the Company, and Kenneth L. Agee, Chairman of the Board of Directors and Chief Research Officer of the Company. The annual base salary of Mr. Holmes, Jr. was increased to $300,000 and the annual base salaries of each of Mr. Roth, Mr. Jenkins and Mr. Agee were increased to $260,000. These salary increases were effective as of January 1, 2007.

On February 6, 2007, the Board of Directors of the Company, upon recommendation of the Nominating and Compensation Committee, exercised its discretion to pay cash bonuses to Mr. Holmes, Mr. Roth, Mr. Jenkins and Mr. Agee, after considering their individual performances and contribution to the Company’s attainment of strategic business objectives and certain financial objectives. The bonuses are in the amounts of $175,000, $100,000, $100,000 and $75,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Date: February 12, 2007	By:	/s/ Richard L. Edmonson
Richard L. Edmonson Senior Vice President, General Counsel and Corporate Secretary